EXHIBIT 10 (i)(f)


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              BUSINESS OPPORTUNITIES AGREEMENT
              --------------------------------

      Agreement dated as of November 30, 1993 among PEC

Israel Economic Corporation, a Maine corporation, DIC

Finance and Management Ltd., a corporation incorporated

under the laws of Israel ("DIC-FM"), and, for purposes of

section 5 only, PEC Finance Company Ltd., a corporation

incorporated under the laws of Israel ("PEC-FC"), and

Discount Investment Corporation Ltd., a corporation

incorporated under the laws of Israel.

      DIC-FM is a wholly owned subsidiary of Discount

Investment Corporation Ltd.  PEC Israel Economic Corporation

and Discount Investment Corporation Ltd. each organize,

acquire interests in, finance and participate in the

management of companies which are located in Israel or are

Israel-related.  PEC-FC, a wholly owned subsidiary of PEC

Israel Economic Corporation, and DIC-FM, as successor by

assignment to all of the rights and obligations of Discount

Investment Corporation Ltd. under the following agreement,

are parties to an agreement dated February 19, 1969, as

amended, initially entered into by PEC-FC and Discount

Investment Corporation Ltd. and subsequently assigned by

Discount Investment Corporation Ltd. to DIC-FM (the "Prior

Agreement").  PEC Israel Economic Corporation, DIC-FM and

PEC-FC desire to amend and restate the Prior Agreement in

its entirety effective as of January 1, 1993 and PEC Israel


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Economic Corporation and DIC-FM desire to initiate and offer each other equal participation in business opportunities and to provide each other with certain information and reports,

all on the terms and conditions set forth in this Agreement.

   The parties agree as follows:

   1.   Definitions.   As used in this Agreement, the
        ------------

following terms have the meanings specified in this section

1.

        "DIC" -- Discount Investment Corporation Ltd., a

corporation incorporated under the laws of Israel (formerly

named Discount Bank Investment Corporation Ltd.) and, for

purposes of sections 2, 3 and 4, any other entities in which

Discount Investment Corporation Ltd., directly or

indirectly, owns all of the equity other than DIC Bond

Issues Ltd. and Ilanot-Discount's Mutual Funds Management

Company Ltd., each a corporation incorporated under the laws of Israel.

        "DIC-FM" --  DIC Finance and Management Ltd., a

corporation incorporated under the laws of Israel and, for

purposes of sections 2, 3 and 4, DIC.

        "Enterprise" --  Any entity in which both PEC and

DIC have a direct or indirect equity interest.

        "equity invested" --  With respect to any entity,

the sum of (i) the amount paid in a private placement

transaction for (A) shares of such entity (including the

amount paid for such shares upon exercise of options or


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warrants acquired in a private placement transaction) and

(B) options and warrants to purchase shares of such entity

and (ii) the principal amount of all loans to such entity

that either (A) are convertible into shares of such entity

or into options or warrants to purchase shares of such

entity or (B) are payable and become due only upon the

dissolution of such entity.

        "PEC" --  PEC Israel Economic Corporation, a Maine

corporation, and, for purposes of sections 2, 3 and 4, any

other entities in which PEC Israel Economic Corporation,

directly or indirectly, owns all of the equity other than

General Engineers Limited, a corporation incorporated under

the laws of Israel.

        "PEC-FC" -- PEC Finance Company Ltd., a

corporation incorporated under the laws of Israel formerly

named P.E.C. Loan Corporation Ltd.

        "PEC Services Agreement" -- Agreement dated June

30, 1970 between PEC and DIC, as amended, pursuant to which

DIC-FM pays PEC an annual fee of $10,000 to represent DIC in the United States.

        "Prior Agreement" -- Agreement dated February 19,

1969 between PEC-FC and DIC-FM, as amended, initially

entered into by PEC-FC and DIC and subsequently assigned by

DIC to DIC-FM.

   2.   Provision of Information.  DIC-FM shall, or shall
        -------------------------
cause DIC to, and PEC shall, take the following actions:


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             (a)  Inform each other of any material

development that it is or becomes aware of affecting DIC or

PEC, as the case may be, and any Enterprise, including, but

not limited to, capital structure changes, charter and

by-law amendments, cash and stock dividends, stock splits,

name changes, material stock option grants and exercises and material pending or threatened litigation or government

investigations or inquiries, provided that neither DIC-FM

nor PEC shall disclose any information about DIC or PEC if

such disclosure would violate any law.

             (b)  Based upon its monitoring of

Enterprises, notify the other of any material change in each

Enterprise that it is or becomes aware of.

             (c)  Upon the reasonable request of the other

from time to time, prepare for the other reports or analyses concerning any Enterprise that it can prepare from available information and sources.

             (d)  Upon the request of the other, represent

the other on the board of directors and any committee of

directors of any Enterprise, it being understood that DIC's

and PEC's officers usually will serve as DIC's and PEC's

respective representatives on such boards and committees.

             (e)  Obtain the prior consent of the other to

any payment to it from any Enterprise other than any payment arising from being a shareholder of such Enterprise.



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   3.   Offer of Equal Participation in Business
        ----------------------------------------
Opportunities.
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             (a)  DIC-FM shall, or shall cause DIC to,

offer to PEC, and PEC shall offer to DIC, equal

participation on the same terms in all business

opportunities that are initiated by, or otherwise become

available to, either of them other than (i) investments or

financings that are part of its money management and are not viewed as long term holdings, such as, but not limited to,

temporary investments or financings that are made to take

advantage of then current market conditions or are intended

to be sold or terminated when long-term business

opportunities are located and agreed upon, (ii) investments

or financings that are made in companies that are, directly

or indirectly, wholly owned by DIC or PEC and (iii) business opportunities with respect to any entity (other than an

Enterprise) for which the offerer had previously offered the offeree a business opportunity that the offeree did not

accept, provided that such entity's line of business has not changed materially since the time such offer was made.

Business opportunities include, without limitation, new

investments and acquisitions, participation in new

enterprises or ventures and sales or other dispositions of

interests in Enterprises.

             (b)  The offering party shall provide the

offeree as soon as possible with all material documents and


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information concerning the business opportunity that are in the offering party's possession.  The offering party shall

inform the offeree as soon as possible of all material

developments relating to a business opportunity, including

proposed structures for the business opportunity and all

other material information.  The offering party shall send

to the offeree all material documents relating to the

business opportunity as soon as such documents are received

by it.

             (c)   Each offer of a business opportunity

pursuant to this section 3 shall be in writing and shall

contain all material details of the proposed business

opportunity.  The offeree may accept the offer in whole or

in part at any time during the 30 day period after the date

of the offer, or such longer period as the parties may

agree, or such shorter period as the business opportunity

may require; provided that if the offeree accepts the offer

in part the offering party may reject such partial

acceptance, and if the offering party does so, then the

offeree must either accept the offer in whole or reject the

offer.  If the offeree does not accept the offer during such offer period it shall be deemed to have rejected the offer.

If at any time the offering party decides not to accept the

business opportunity, then the offer to the offeree to

participate in the business opportunity shall be deemed to

be immediately withdrawn or, if such offer has already been



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accepted, such acceptance shall be deemed to be immediately terminated.

   4.   Fees and Expenses
        -----------------

             (a)  For the actions to be taken pursuant to

section 2 by DIC-FM and DIC and the business opportunities

to be offered by DIC-FM or DIC pursuant to section 3, PEC

shall pay DIC-FM a one time fee equal to 2.5% of the total

equity invested by PEC with respect to any entity as a

result of each business opportunity initiated or initially

presented by DIC-FM or DIC and accepted by PEC during the

term of this Agreement, such fee to be paid at the same time or times as such equity is invested.

             (b)  For the actions to be taken pursuant to

section 2 by PEC and the business opportunities to be

offered by PEC pursuant to section 3, DIC-FM shall pay to

PEC a one time fee equal to 2.5% of the total equity

invested by DIC-FM or DIC with respect to any entity as a

result of each business opportunity initiated or initially

presented by PEC and accepted by DIC-FM or DIC during the

term of this Agreement, such fee to be paid at the same time or times as such equity is invested.

             (c)  If the offeree of a business opportunity

under section 3 accepts the offer, it shall pay its pro rata


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share of the offerer's out of pocket expense payments to

third parties, such as investment bankers, brokers, lawyers

and accountants, for services that are directly related to

such opportunity.

             (d)  DIC-FM shall, or shall cause DIC to, and

PEC shall pay its pro rata share of the out of pocket

expense payments to third parties, such as investment

bankers, brokers, lawyers and accountants, made by either

DIC or PEC in connection with monitoring and protecting the

interest of both of them in any Enterprise.

   5.   Amendment and Reinstatement of Prior Agreement;
        -----------------------------------------------

Effective Date
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             (a)  The Prior Agreement is hereby amended

and restated in its entirety by the terms of this Agreement

effective as of January 1, 1993.  The PEC Services Agreement is hereby terminated effective as of December 31, 1992.

             (b)  For the period from January 1, 1993

through the date of this Agreement, PEC is required by

section 4(a) to pay DIC-FM a fee of $177,799.49, calculated

as set forth in Exhibit A attached hereto.  Upon the signing of this Agreement, PEC shall pay DIC-FM such fee reduced by

all payments by PEC-FC to DIC-FM pursuant to the Prior

Agreement for 1993 which shall be deemed to be payments on

account of the foregoing fee and increased by all payments

by DIC to PEC pursuant to the PEC Services Agreement for

1993, or a net payment of $147,799.49.




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   6.   Term.   This Agreement shall remain in force for a
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period of two years from January 1, 1993 and shall

thereafter remain in force until terminated by either party

by giving the other six months' prior notice.  Such notice

cannot be given prior to the completion of the first two

year period.

   7.   Miscellaneous.
        --------------

             (a)  This Agreement shall be governed by and

construed in accordance with the law of the State of Israel

applicable to agreements made and to be performed in Israel.

             (b)  All notices and other communications

under this Agreement shall be in writing and shall be

considered given when (i) delivered by hand, (ii) sent by

telecopier (with receipt confirmed), (iii) seven days after

being mailed by registered mail (and if mailed from the

United States, return receipt requested), or (iv) when

received by the addressee, if sent by pouch, Federal Express or other express delivery service in each case to the

appropriate addresses and telecopier numbers set forth below

(or at such other addresses and telecopier numbers as a

party may specify as to itself by notice to the other):

                 (i)  if to PEC, to it at:

                       511 Fifth Avenue

                       New York, New York  10017

                       U.S.A.

                       Telecopier No.: 212-599-6281




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                  (ii) if to DIC-FM, to it at:

                       16-18 Beth Hashoeva Lane

                       P.O.B. 1688

                       Tel Aviv 61016, Israel

                       Telecopier No.: 03-560-2327

             (c)  The headings in this Agreement are

solely for convenience of reference and shall not affect its interpretation.

             (d)  This Agreement does not terminate or

modify any agreement among any of the parties or DIC and PEC except for the Prior Agreement which is amended and restated

in its entirety by this Agreement and the PEC Services

Agreement which is terminated by this Agreement, and all

such agreements shall remain full force and effect.

             (e)  No party may assign any of its rights or

delegate any of its duties under this Agreement, except to a corporation that owns all of its capital stock (a "parent

corporation") or to a wholly-owned subsidiary of either the

party or the parent corporation.




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   IN WITNESS WHEREOF, the parties hereto have signed this

Agreement as of the date first above written.

                       PEC Israel Economic Corporation

                       By:/s/JOSEPH CIECHANOVER
                          --------------------------------

                            Joseph Ciechanover,

                            President


                       DIC Finance and Management Ltd.

                       By:/s/SHLOMO COHEN /s/JOSEPH BOOCK
                          --------------------------------


                       PEC Finance Company Ltd.

                       By:/s/J. CIECHANOVER
                          --------------------------------

                            Joseph Ciechanover,

                            President

                       (with respect to section 5 only)


                       Discount Investment Corporation

                       Ltd.


                       By:/s/SHLOMO COHEN /s/JOSEPH BOOCK
                          --------------------------------

                      (with respect to section 5 only)


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                                                    Schedule A



Name of company in which
investment was initiated by      Amount of
DIC-FM and accepted by PEC    equity invested        Fee
- --------------------------    ---------------        ---

Adir International                    $1,116,425   $ 27,910.63
Communication Services Ltd.

Lego M. Lemelstreich Ltd.              2,246,695     56,167.38

Lipman-Electronic Engineering          1,646,428     41,160.70
Ltd.

Advent Israel Limited                    150,000      3,750.00
Partnership

R.D.C.-Rafael Development              1,166,667      29,166.68
Corporation Ltd.

Tel Ad Jerusalem Studios Ltd.            785,764      19,644.10
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        Total                         $7,111,979    $177,799.49
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